Exhibit 99.1

Cellectar Biosciences Announces First Quarter 2016 Financial Results

Madison, WI (May 12, 2016) — Cellectar Biosciences, Inc. (NASDAQ:CLRB), an oncology-focused biotechnology company, today announces its financial results for the first quarter of 2016.

During the first quarter of 2016, the company reported research and development expenses of $1.0 million, a reduction of $0.6 million from the first quarter of 2015. This improvement is attributable to the company’s shift in strategic focus on its therapeutic compound research and development efforts and the streamlined clinical trial approach it implemented during the second half of 2015.

Cellectar’s general and administrative expenses for first quarter 2016 totaled $1.0 million, similar to the prior year period. Loss from operations was $2.0 million, compared to $2.6 million during the same period last year.

The Company ended the first quarter with $1.9 million in cash and cash equivalents, compared to $3.9 million in cash and cash equivalents on December 31, 2015. When added to the approximately $7.2 million generated from the recently completed public offering, the company estimates that its available cash and cash equivalents should fund its planned operations into the first quarter of 2017. However, the company expects that additional capital will be required to complete its planned clinical and preclinical development.

“We continue to successfully execute our operating plan which included positive CLR 131 phase 1 data for the treatment of relapsed or refractory multiple myeloma, advanced our chemotherapeutic phospholipid drug conjugate program and launched our research collaboration with Pierre Fabre,” said Jim Caruso. “We look forward to sharing these results in our conference call this afternoon and discussing our plans to further advance the company.”

Cellectar will be holding a conference call at 5:00 PM ET today to review these results, as well as the company’s development plans. The call can be accessed by calling 888-646-8293. The call will also be webcast and replays will be available, both via the Investor Relations section of the company’s website: investor.cellectarbiosciences.com.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase 1 study in patients with relapsed or refractory multiple myeloma. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1603-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For additional information please visit www.cellectarbiosciences.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTOR AND MEDIA CONTACT:

Jules Abraham
JQA Partners
917-885-7378

jabraham@jqapartners.com